EXHIBIT 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is dated March 30, 2012, by and between R.G. Barry Corporation, an Ohio corporation (the “Company”), and Greg A. Tunney (the “Executive”). This Agreement is intended to become effective on May 1, 2012 so long as the Executive is an employee of the Company on such date.

W I T N E S S E T H:

WHEREAS, the Company and the Executive previously entered into an Executive Employment Agreement dated as of May 1, 2009 (the “2009 Agreement”);

WHEREAS, the 2009 Agreement will terminate as of May 1, 2012; and

WHEREAS, the Company and the Executive desire to enter into a new Executive Employment Agreement that will become effective as of May 1, 2012, subject to the terms and conditions contained herein.

NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Positions/Duties

(a) During the Employment Term (as defined in Section 2), the Executive shall serve as the Chief Executive Officer and President of the Company. In his positions as Chief Executive Officer and President, the Executive shall report exclusively to the Board of Directors of the Company (the “Board”).

(b) In each of his respective capacities the Executive shall have the duties, authorities and responsibilities for such positions set forth in the Company’s Code of Regulations. In addition, the Executive shall have the duties, authorities and responsibilities (to the extent not inconsistent with the Company’s Code of Regulations) commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies and such other duties and responsibilities as the Board shall designate that are consistent with the Executive’s positions under this Agreement.

(c) During the Employment Term (as defined in Section 2), the Executive shall devote substantially all of his business time (excluding periods of vacation and other approved leaves of absence) to the performance of his duties with the Company, provided the foregoing shall not prevent the Executive from (i) participating in charitable, civic, educational, professional, community or industry affairs or, with prior written approval of the Board, serving on the boards of directors or advisory boards of other companies, and (ii) managing his and his family’s personal investments, so long as such activities do not materially interfere with the performance of his duties hereunder or create a potential business conflict or the appearance thereof. If at any time service on any board of directors or advisory board would, in the good faith judgment of the Board, conflict with the Executive’s fiduciary duty to the Company or create any appearance thereof, the Executive shall, as soon as reasonably practicable considering any fiduciary duty to the other entity, resign from such other board of directors or advisory board after written notice of the conflict is received from the Board. Service on the boards of directors or advisory boards disclosed by the Executive to the Company on which he was serving as of the date of this Agreement previously have been approved.

2. Employment Term

With respect to the Executive’s position as Chief Executive Officer and President, so long as he is an employee of the Company on such date, the Executive’s initial term of employment under this Agreement shall begin on May 1, 2012 (the “Effective Date”) and shall end on the last day of the Company’s 2017 fiscal year, unless sooner terminated as provided in Section 5. Following the initial Employment Term, the Employment Term shall automatically renew for additional one-year periods unless terminated earlier pursuant to Section 5 or unless either party gives the other ninety (90) days prior written notice of its intent not to renew. The initial term and any renewal thereof are collectively referred to as the “Employment Term.”

3. Compensation and Related Matters

(a) Annual Base Salary

During the Employment Term, the Company agrees to pay the Executive a base salary at an annual rate of not less than $526,000 before all customary payroll deductions and withholdings. Base salary shall be payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The base salary in effect for the Executive from time to time during the Employment Term shall constitute “Base Salary” for purposes of this Agreement. The Executive’s Base Salary shall be subject to annual review by the Board (or a committee thereof) and may be increased, but not decreased, from time to time by the Board (or a committee thereof). No increase to Base Salary shall be used to offset or otherwise reduce any obligations of the Company to the Executive hereunder or otherwise.

(b) Annual Performance Bonus

During the Employment Term, the Executive shall be entitled to participate in the Company’s senior management bonus program, as approved by the Compensation Committee of the Board (the “Compensation Committee”), pursuant to which the Executive shall have the opportunity to earn an annual bonus measured against Company and individual performance. Any such annual bonus shall be paid in accordance with the terms of the applicable bonus plan.

(c) Long-Term Incentive Plan

The Executive is and shall continue to be entitled to participate in the R.G. Barry Corporation Amended and Restated 2005 Long-Term Incentive Plan or any successor plan thereto (the “Plan”) (for so long as the Plan remains in effect for executives of the Company), in an amount determined annually by the Board or the Compensation Committee that is commensurate with his position, but in no event shall such amount be less than that offered to any other executive of the Company. Incentives shall be paid in the form of options, restricted stock units, performance units or cash, as determined annually by the Board or the Compensation Committee. If the Company cannot grant to the Executive in 2012 a long-term incentive award under the Plan in the form provided to other executives of the Company without exceeding the Plan limitations with respect to the maximum number of shares that may be subject to awards granted to an individual in a single calendar year, the Company may restructure the award so that the award is payable in cash rather than in shares of the Company, with the limitation that no more than $500,000 may be paid to the Executive in any fiscal year pursuant to all Plan awards, with any excess amount being paid as soon as payable by the Company in accordance with the terms of the Plan.

(d) Other Awards

During the Employment Term, the Executive shall be eligible to participate in any bonus and other incentive compensation plans and programs available to the Company’s senior executives at a level commensurate with his position, other than existing plans and programs that were terminated and/or frozen as to new participants as of February 7, 2006 (the “Freeze Date”).

4. Employee Benefits

(a) Benefit Plans

(i) Except for plans and programs that have been terminated or frozen as to new participants as of the Freeze Date and subject to Section 4(a)(ii), the Executive shall be entitled to participate in all benefit plans of the Company that are available to the Company’s senior executives, including, but not limited to, pension, thrift, profit sharing, 401(k), medical coverage, disability, education, or other retirement or welfare benefits that the Company has adopted or may adopt, maintain or contribute to for the benefit of its senior executives subject to satisfying the applicable eligibility requirements and any other terms of any such plan. Such benefits, in the aggregate, shall be no less favorable than the level of benefits provided to the Company’s senior executives as of the Effective Date (without taking into account any terminated or frozen plan); provided, however, that in the event there is a reduction of employee benefits applicable to senior executives generally, nothing herein shall preclude the Company’s ability to reduce the Executive’s benefits consistent with such reduction.

(ii) On January 15th of each year during the Employment Term, the Company shall pay to the Executive the sum of $75,000 to cover the Executive’s participation in a life insurance program owned by the Executive. In exchange for such payment, the Executive waives any right to participate in any long-term retirement plan or program of the Company now in effect.

(b) Vacations

The Executive shall be entitled to annual paid vacation in accordance with the Company’s policy applicable to senior executives, but in no event less than four (4) weeks per calendar year (as prorated for partial years), which vacation may be taken at such times as the Executive elects with due regard to the needs of the Company.

(c) Perquisites

During the Employment Term, the Company shall provide to the Executive all employee and executive perquisites that other senior executives of the Company are generally entitled to receive, in accordance with Company policy set by the Board from time to time. In addition to the foregoing, the Company shall provide the Executive with (i) personal financial planning and tax services annually in an amount not to exceed $15,000 per year and (ii) monthly country club dues not to exceed $400 per month. The Company shall have no right or claim to any automobile purchased by the Executive in whole or in part with the automobile allowance.

(d) Business and Entertainment Expenses

Upon presentation of appropriate documentation, the Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy for all reasonable and necessary business and entertainment expenses incurred in connection with the performance of his duties hereunder.

(e) Agreement Fees

The Company shall reimburse the Executive for up to $20,000 with respect to expenses incurred by the Executive in having this Agreement and any related agreements reviewed by legal counsel.

5. Termination

For purposes of this Agreement, “termination” or any form thereof shall mean a “separation from service,” within the meaning of Treasury Regulation §1.409A-1(h), with the Company and all persons with whom the Company would be considered a single employer under Sections 414(b) and (c) of the of the Internal Revenue Code of 1986, as amended (the “Code”). The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

(a) Disability

Upon thirty (30) days prior written notice by the Company to the Executive of termination due to Disability, provided, however, that during such thirty (30) day period, the Executive shall not have returned to the full-time performance of his duties and responsibilities under this Agreement. For purposes of this Agreement, “Disability” shall mean the Executive is determined to be disabled under the Company’s long-term disability plan without regard to any requirement that the Executive incur a loss of income, or if no such plan exists, the Executive is totally and permanently disabled for a period of at least 120 consecutive days as determined by a physician selected by the Company and reasonably acceptable to the Executive or the Executive’s legal representative.

(b) Death

Automatically on the date of death of the Executive.

(c) Cause

Upon written notice by the Company to the Executive of a termination for Cause. “Cause” shall mean any of the following:

(i) gross negligence materially detrimental to the Company;

(ii) Executive’s conviction of, or plea of nolo contendere with respect to, any felony or any lesser crime or offense which involves a breach of trust or fiduciary duty owed to the Company or any of its subsidiaries;

(iii) willful and continued failure of the Executive to perform the duties or responsibilities of the positions held by him and such failure continues for thirty (30) days after the Executive’s receipt of written notice from the Company setting forth the specifics of such failure, unless such failure is the result of ill health or physical or mental disability; or

(iv) intentional misconduct of the Executive which is materially and demonstrably injurious to the Company.

(d) Without Cause

Upon written notice by the Company to the Executive of an involuntary termination without Cause, other than for Disability or as a result of the Executive’s death.

(e) Good Reason

Upon written notice by the Executive to the Company that he intends to terminate his employment hereunder for Good Reason and the failure of the Company, within ten (10) days of its receipt of such written notice, to cure the condition cited by the Executive in such notice as constituting Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any one of the following events unless the Executive specifically agrees in writing that such event shall not be Good Reason:

(i)(A)the assignment to the Executive of any duty or responsibility without the Executive’s consent that is inconsistent in any material respect with the position (including, without limitation, his status, office and titles), authority, duties or responsibilities as contemplated in Section 1, or (B) any other action by the Company without the Executive’s consent which results in a material diminution in such position, authority, duties or responsibilities, which in case of either (A) or (B) continues for ten (10) days after written notice of such action from the Executive to the Company;

(ii) any reduction, directly or indirectly, in the Executive’s Base Salary or any material reduction in the extent of Executive’s participation in the plans referred to in Section 3 or the extent of Executive’s entitlement to the employee benefits, expense reimbursements, fringe benefits or perquisites referred to in Section 4 (other than plans that were terminated or frozen as to new participants on the Freeze Date or any reduction that impacts all participants or that results pursuant to the terms of any such benefit plan);

(iii) the failure of the Company to assign this Agreement to a successor to the Company or failure of a successor to the Company to explicitly assume and agree to be bound by this Agreement in a writing delivered to the Executive;

(iv) requiring the Executive to be principally based at any office or location more than thirty (30) miles from the current corporate offices of the Company in Columbus, Ohio;

(v) any failure of the Executive to be nominated by the Board (or the appropriate Board committee) at each election of directors at which the Executive is up for election; or

(vi) any other failure by the Company to comply with any term, condition or provision of this Agreement which continues for ten (10) days after written notice of such failure from the Executive to the Company.

(f) Without Good Reason

Upon thirty (30) days’ prior written notice by the Executive to the Company of the Executive’s termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).

6. Consequences of Termination

Subject to Section 7, the following amounts and benefits shall be due to the Executive upon termination of employment during the Employment Term:

(a) Disability

If the Executive’s employment terminates by reason of Disability, the Company shall pay or provide to the Executive (i) any unpaid Base Salary through the date of termination and any vacation accrued in accordance with Company policy within thirty (30) days after the date of termination; (ii) any unpaid bonus earned with respect to any fiscal year ending on or preceding the date of termination in accordance with the applicable bonus plan; (iii) reimbursement for any unreimbursed expenses incurred through the date of termination in accordance with the Company’s expense reimbursement policy; and (iv) all other payments, benefits or fringe benefits to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively, the “Accrued Amounts”). In addition, the Executive shall receive (v) a Pro Rata Bonus as defined in Section 6(d)(v)(B), payable at the time that annual bonuses are next paid to other senior executives of the Company in accordance with the terms of the applicable bonus plan and (vi) an amount equal to the payment the Executive received pursuant to Section 4(a)(ii) for the calendar year in which his termination of employment occurs within seventy (70) days following the Executive’s termination of employment.

(b) Death

If the Executive’s employment terminates by reason of his death, the Executive’s estate (or to the extent a beneficiary or beneficiaries has been designated, the named beneficiary(ies)) shall be entitled to any Accrued Amounts at such times described in Section 6(a). In addition, the Executive’s beneficiary(ies) shall receive a Pro Rata Bonus as defined in Section 6(d)(v)(B) below, payable at the time that annual bonuses are next paid to other senior executives of the Company in accordance with the terms of the applicable bonus plan.

(c) Termination for Cause or Without Good Reason

If the Executive’s employment is terminated by (i) the Company for Cause or (ii) the Executive without Good Reason, the Company shall pay to the Executive any Accrued Amounts at such times described in Section 6(a).

(d) Termination Without Cause or for Good Reason Prior to a Change in Control

If the Executive’s employment is terminated by the Company (other than for Cause, Disability or as a result of death) or by the Executive for Good Reason, and Section 8(b) is not applicable, then:

(i) The Company shall pay the Executive the Accrued Amounts at such times described in Section 6(a).

(ii) The Company shall continue to pay to the Executive his Base Salary at the rate in effect on the employment termination date (or, if greater, the Executive’s Base Salary in effect immediately prior to any event described in Section 5(e)(ii)) for a period of twenty four (24) months beginning within seventy (70) days following his termination of employment in accordance with the Company’s regular payroll policies.

(iii) Subject to his co-payment of premiums at the rate in effect on the date of his termination of employment, the Executive shall be entitled to continue his participation for twenty-four (24) months following termination of employment in all health and welfare plans in which the Executive (and eligible dependents) is a participant at the time of such termination upon the same terms and conditions (except for the requirements of the Executive’s continued employment) in effect for active employees of the Company. Notwithstanding the foregoing, (A) any amounts or benefits that will be paid or provided under this Section 6(d)(iii) with respect to health or dental coverage after completion of the time period described in Treasury Regulation §1.409A-1(b)(9)(v)(B) and (B) any other amounts or benefits that will be paid or provided under this Section 6(d)(iii) shall be subject to the following requirements: (I) the amount of expenses eligible for reimbursement or benefits provided during any taxable year of the Executive may not affect the expenses eligible for reimbursement or benefits to be provided in any other taxable year of the Executive; (II) any reimbursement of an eligible expense shall be made on or before the last day of the taxable year of the Executive following the taxable year of the Executive in which the expense was incurred; and (III) the right to such reimbursement or benefit may not be subject to liquidation or exchange for another benefit. In the event that the Executive obtains other employment that offers substantially similar or improved benefits, as to any particular health or welfare plan, such continuation of coverage by the Company for such similar or improved benefit under such plan under this Section 6(d)(iii) shall immediately cease, provided that in no event shall any COBRA (or COBRA-equivalent) benefits cease but they shall become secondary to the extent permitted by law while such other benefits are in effect. To the extent such coverage cannot be provided under the Company’s health or welfare plans without jeopardizing the tax status of such plans or for underwriting reasons (e.g., disability benefits), the Company shall pay the Executive an amount equal to the value thereof within 70 days following the Executive’s termination of employment; provided that the “value” of benefits, if insured benefits, shall be the present value (based on the two (2)-year U.S. Treasury rates as of the date of termination) of premiums expected for coverage, and if not insurance benefits, shall be the present value of the expected net cost (i.e., gross cost less any active employee premiums) to the Company to provide such benefits. The continuation of health benefits under this Section 6(d)(iii) shall reduce and count against the Executive’s rights under COBRA.

(iv) If not previously paid to the Executive prior to the date of termination of employment, the Company shall pay to the Executive the sum of $75,000 pursuant to Section 4(a)(ii) of this Agreement for the year in which Executive’s employment terminates. Such payment shall be made within seventy (70) days following such termination of employment.

(v) The Executive shall receive an amount, payable at the time that annual bonuses are next paid to other senior executives pursuant to the terms of the applicable bonus plan, equal to the greater of (A) the Executive’s target bonus opportunity under the Company’s senior management bonus program for the plan year in which his termination of employment occurs, determined without regard to any reduction in such target bonus opportunity that is approved by the Board or the Compensation Committee after the beginning of such plan year without the Executive’s consent; or (B) a pro-rata portion of the Executive’s bonus for the performance year in which the Executive’s termination occurred (determined by multiplying the amount the Executive would have received based upon actual performance had employment continued through the end of the performance year by a fraction, the numerator of which is the number of days that the Executive was employed by the Company during the performance year in which the Termination occurred and the denominator of which is 365) (the payment provided for in this subsection (B) is the “Pro Rata Bonus”).

(vi) The Company shall, at its sole expense as incurred, provide the Executive with reasonable outplacement services, the scope and provider of which shall be selected by the Executive in his sole discretion; provided, that (A) the total cost to the Company in providing such services shall not exceed $20,000 and (B) the Executive must incur such expenses no later than December 31 of the second calendar year following the calendar year in which the termination occurred.

(e) Six-Month Distribution Delay

Notwithstanding anything in this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder and as determined under the Company’s policy for determining specified employees), on the Executive’s date of termination of employment and the Executive is entitled to a payment and/or a benefit under this Agreement that is required to be delayed pursuant to Section 409A(a)(2)(B)(i) of the Code, then such payment or benefit, as the case may be, shall not be paid or provided (or begin to be paid or provided) until the first business day of the seventh month following the date of the Executive’s termination of employment (or, if earlier, the date of the Executive’s death). The first payment that can be made to the Executive following such postponement period shall include the cumulative amount of any payments or benefits that could not be paid or provided during such postponement period due to the application of Section 409A(a)(2)(B)(i) of the Code.

7. Mitigation/Release

The Executive shall not be required to mitigate the amount of any payment or benefit provided for in Section 6 or Section 8 of this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for the Executive in Section 6 or Section 8 of this Agreement be reduced by any other compensation earned by the Executive as the result of employment by another employer or by reason of the Executive’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise, except as set forth in this Agreement. Notwithstanding any provision in Section 6 or Section 8 of this Agreement to the contrary, as a condition to receiving the severance compensation provided for in either of such Sections, the Executive shall execute and deliver to the Company a release of claims (other than claims arising under this Agreement or any other agreement relating to the grant of equity or incentive compensation, including but not limited to, restricted stock units, stock options, long-term incentive plans or similar plans or agreements) against the Company in a form provided by the Company and reasonably satisfactory to the Executive within sixty (60) days following the date of termination so long as the Company executes and delivers to Executive a comparable release of claims against the Executive. To the extent that any severance is subject to Section 409A of the Code and such sixty (60) day period begins in one taxable year of the Executive and ends in another taxable year of the Executive, payment of the severance shall not commence until the second taxable year.

8. Change in Control Benefits

(a) Definition

For purposes of this Agreement, “Change in Control” shall mean the first to occur of any of the following events:

(i) any “person” (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding for this purpose, (A) the Company or any subsidiary of the Company, or (B) any employee benefit plan of the Company or any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan which acquires beneficial ownership of voting securities of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities; provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company; or

(ii) persons who, as of the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority thereof, provided that any person becoming a director of the Company subsequent to the Effective Date shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least fifty percent (50%) of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in Section 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company; or

(iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, the Executive shall not be entitled to any payment or benefit under Section 8(b) unless the Change in Control also constitutes a “change in control event” under Section 409A of the Code and the Treasury Regulations promulgated thereunder.

(b) Effect

If, within twelve (12) months after a Change in Control of the Company, the Executive’s employment is terminated by the Company or a successor to the Company for any reason other than for Cause or Disability or due to the Executive’s death or if the Executive terminates his employment for Good Reason:

(i) The Company shall pay or provide the Executive with the Accrued Amounts at such times described in Section 6(a).

(ii) The Executive shall receive, within thirty (30) days following his termination of employment, a lump sum cash payment equal to two (2) times the sum of (A) his Base Salary at the rate in effect on the employment termination date or, if greater, on the date of the Change in Control, plus (B) an amount equal to the Executive’s target bonus opportunity in effect at the time termination of employment occurs or, if greater, on the date of the Change in Control.

(iii) In addition, for a period of two (2) years following any such termination of employment, the Executive shall be entitled to continue his participation in all health and welfare plans in which the Executive (and eligible dependents) participated at the time of such termination upon the same terms and conditions (except for the requirements of the Executive’s continued employment) in effect for active employees of the Company, including any premium co-payment requirements. Notwithstanding the foregoing, (A) any amounts or benefits that will be paid or provided under this Section 8(b)(iii) with respect to health or dental coverage after completion of the time period described in Treasury Regulation §1.409A-1(b)(9)(v)(B) and (B) any other amounts or benefits that will be paid or provided under this Section 8(b)(iii) shall be subject to the following requirements: (I) the amount of expenses eligible for reimbursement or benefits provided during any taxable year of the Executive may not affect the expenses eligible for reimbursement or benefits to be provided in any other taxable year of the Executive; (II) any reimbursement of an eligible expense shall be made on or before the last day of the taxable year of the Executive following the taxable year of the Executive in which the expense was incurred; and (III) the right to such reimbursement or benefit may not be subject to liquidation or exchange for another benefit. In the event that the Executive obtains other employment that offers substantially similar or improved benefits, as to any particular health or welfare plan, such continuation of coverage by the Company for such similar or improved benefit under such plan under this Section 8(b)(iii) shall immediately cease, provided that in no event shall any COBRA (or COBRA-equivalent) benefits or retiree benefits cease but they shall become secondary to the extent permitted by law while such other benefits are in effect. To the extent such coverage cannot be provided under the Company’s health or welfare plans without jeopardizing the tax status of such plans or for underwriting reasons (e.g., disability benefits), the Company shall pay the Executive an amount equal to the value thereof within 70 days following the Executive’s termination of employment; provided that the “value” of benefits, if insured benefits, shall be the present value (based on the two (2)-year U.S. Treasury rates as of the date of termination) of premiums expected for coverage, and if not insurance benefits, shall be the present value of the expected net cost (i.e., gross cost less any active employee premiums) to the Company to provide such benefits. The continuation of health benefits under this Section 8(b)(iii) shall reduce and count against the Executive’s rights under COBRA.

(iv) If not previously paid to the Executive prior to the date of termination of employment, the Company shall pay to the Executive the sum of $75,000 pursuant to Section 4(a)(ii) of this Agreement for the year in which Executive’s employment terminates. The Company shall pay Executive an additional sum of $75,000 for the year following the year in which Executive’s employment terminates. Such payments shall be made within thirty (30) days following Executive’s termination of employment.

If the Executive’s employment is terminated by the Company for Disability or Cause, if the Executive’s employment terminates because of his death, or if the Executive terminates his employment without Good Reason, and such termination of employment occurs following a Change in Control, the effect of such termination shall be governed by Section 6 of this Agreement.

(c) Excise Taxes

Notwithstanding any other provision of this Agreement, if any payments or distributions in the nature of compensation to be made to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise (including the vesting of stock options or restricted stock units and any other events that result in a “payment in the nature of compensation” within the meaning of Section 280G of the Code), are characterized as “excess parachute payments” within the meaning of Section 280G of the Code or any successor provision, then such amounts and benefits shall either be (a) reduced (but not below zero) so that the present value of such total amounts and benefits will be one dollar ($1.00) less than three times the Executive’s “base amount” (as defined in Section 280G(b)(3)) and so that no portion of such amounts and benefits will be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to the Executive (taking into account any applicable excise tax under said Section 4999 and any other applicable taxes). Any reduction pursuant to this Section 8(c) shall be made in accordance with Section 409A of the Code.

9. Confidentiality, Nonsolicitation and Noncompensation

(a) Confidentiality

The Executive acknowledges that the services that he will be providing to and for the Company and its subsidiaries and other affiliates will give him access to, and the Executive hereby agrees to hold in a fiduciary capacity for the benefit of the Company, any and all secret or confidential information, knowledge or data relating to the Company or any of its subsidiaries or other affiliates, and their respective businesses, which shall have been obtained by the Executive during his employment with the Company and which shall not be in the public knowledge (other than by acts of the Executive or his representative in violation of this Agreement). While employed by the Company and at any time thereafter, the Executive shall not, without prior written consent or the Company, or unless required to do so by order of a court, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 9(a) constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

(b) Nonsolicitation

During the Executive’s employment with the Company and for the two (2) year period following his termination, the Executive agrees that he will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce (i) any managerial level employee of the Company or any of its subsidiaries or other affiliates to leave such employment in order to accept employment with, or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee (provided, that the foregoing shall not be violated by general advertising not targeted at employees of the Company or any Company subsidiary or by serving as a reference for an employee with regard to an entity with which the Executive is not affiliated), (ii) any customer of the Company or any of its subsidiaries to purchase Covered Items (as defined in Section 9(c) below) from another person, firm, corporation or other entity or assist or aid any other person or entity in identifying or soliciting any such customer to purchase Covered Items; or (iii) any supplier to the Company or any of its subsidiaries or other affiliates to terminate or otherwise restrict its business activities with the Company or any of its subsidiaries or other affiliates.

(c) Noncompetition

During the Executive’s employment hereunder and for the two (2) year period following his termination of employment, without the prior written consent of the Board, the Executive shall not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, that operates, in whole or in substantial part, as a manufacturer, wholesaler or distributor of (i) slippers, (ii) comfort footwear inserts or (iii) handbags that are competitive with handbags marketed and sold by the Company or its subsidiaries (the “Covered Items”). If, during the Employment Term, the Company or any subsidiary of the Company acquires any person, firm or entity whose principal products are not Covered Items or the Company or any of its subsidiaries commences the marketing and sale of any new products that are not Covered Items, then such acquired products or new products shall be deemed “Covered Items” for purposes of this Agreement. The geographic scope of the restriction set forth in the immediately preceding sentence shall include the United States and any other country in which the Company, including its subsidiaries, markets or sells such competing product line or lines. This Section 9(c) shall not prevent the Executive from owning not more than one percent (1%) of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business.

(d) Equitable Relief and Other Remedies

The parties acknowledge and agree that the other party’s remedies at law for a breach or threatened breach of any of the provisions of this Section 9 would be inadequate and, in recognition of this fact, the parties agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the other party, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

(e) Reformation

If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 9 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

(f) Survival of Provisions

The obligations contained in this Section 9 shall survive the termination or expiration of the Executive’s employment under this Agreement with the Company and shall be fully enforceable thereafter.

10. No Assignments

(a) This Agreement is personal to each of the parties hereto. Except as provided in Section 10(b), no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.

(b) The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company provided the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place and shall deliver a copy of such assignment to the Executive.

11. Notice

For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile, (c) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: At the address (or to the facsimile number) shown on the records of the Company

If to the Company: R.G. Barry Corporation

                    13405 Yarmouth Road N.W.

                    Pickerington, Ohio 43147

                    Fax No.: (614) 866-9787

                    Attention: Chief Financial Officer

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

12. Section Headings; Inconsistency

The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall control; no provision in any policy, code, plan or program related to a violation thereof being grounds for termination, or similar language, shall result in a “cause” termination unless such violation is also Cause under this Agreement and the provisions hereof are complied with, and the foregoing shall apply even if the Executive signs an acknowledgment or otherwise agrees to the provisions of such policy, code, plan or program.

13. Severability

The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

14. Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. One or more counterparts of this Agreement may be delivered by facsimile or by electronic mail, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

15. Arbitration

Any dispute or controversy arising under or in connection with this Agreement, other than injunctive relief under Section 9(d) or damages for breach of Section 9, shall be settled exclusively by arbitration, conducted before a single arbitrator in or around the Columbus, Ohio area, administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules then in effect. The single arbitrator shall be selected by the mutual agreement of the Company and the Executive, unless the parties are unable to agree to an arbitrator, in which case the arbitrator will be selected under the procedures of the AAA. The arbitrator will have the authority to permit discovery and to follow the procedures that he or she determines to be appropriate. The arbitrator will have no power to award consequential (including lost profits), punitive or exemplary damages. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Each party shall bear its own legal fees and costs and equally divide the forum fees and cost of the arbitrator; provided, that if the Executive is a Prevailing Party (as defined below), the Executive shall be entitled to recover from the Company all of his reasonable attorneys’ fees and expenses incurred in connection with the dispute. A “Prevailing Party” is one who is successful on any material substantive issue in the action and achieves either a judgment in such party’s favor or some other affirmative recovery. Notwithstanding anything in this Section 15 to the contrary, any amounts or benefits that will be paid or provided to the Executive under this Section 15 shall be subject to the following requirements: (a) the expenses eligible for reimbursement or benefits provided must relate to a dispute or controversy arising under or in connection with this Agreement within three years following the Executive’s termination of employment; (b) the amount of expenses eligible for reimbursement or benefits provided during any taxable year of the Executive may not affect the expenses eligible for reimbursement or benefits to be provided in any other taxable year of the Executive; (c) any reimbursement of an eligible expense shall be made on or before the last day of the taxable year of the Executive following the taxable year of the Executive in which the expense was incurred; and (d) the right to such reimbursement or benefit may not be subject to liquidation or exchange for another benefit.

16. Indemnification

The Company hereby agrees to indemnify the Executive and hold him harmless to the fullest extent permitted by applicable law against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses and damages resulting from the Executive’s good faith performance of his duties and obligations with the Company. This provision is in addition to any other rights of indemnification the Executive may have.

17. Liability Insurance

The Company shall cover the Executive under directors and officers liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors.

18. Miscellaneous

No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio without regard to its conflicts of law principles.

19. Code Section 409A

It is intended that any amounts payable or benefits provided under this Agreement and the Company’s and the Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Section 409A of the Code and the Treasury Regulations promulgated thereunder, and this Agreement will be interpreted, administered and operated accordingly. None of the Company, the Board or the Compensation Committee shall have any liability to the Executive with respect to any failure to comply with the requirements of Section 409A of the Code.

20. Full Settlement

Except as set forth in this Agreement, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others, except to the extent any amounts are due the Company or its subsidiaries pursuant to a judgment against the Executive.

21. Representations

(a) The Company represents and warrants to the Executive that the execution of this Agreement and the provision of all benefits and grants provided herein have been duly authorized by the Company, and, upon the execution and delivery of this Agreement by the Executive, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) The Executive represents and warrants to the Company that he has the legal right to enter into this Agreement and to perform all the obligations on his part to be performed hereunder in accordance with its terms and that he is not a party to any agreement or understanding, written or oral, which could prevent him from entering into this Agreement or performing all of his obligations hereunder.

22. Withholding

The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

23. Public Announcements

The Company shall give the Executive a reasonable opportunity to review and comment on any public announcement (including any filing with a governmental agency or stock exchange) relating to this Agreement or the Executive’s employment by the Company; provided, however, that the Company shall not be prohibited from making any disclosure required by law.

24. Clawback Rights.

Anything contained in this Agreement to the contrary notwithstanding, the Company’s obligations and the Executive’s rights under this Agreement are subject to any “clawback” or compensation recovery requirement under applicable law or any clawback or compensation recovery policy that is adopted by the Company’s Board to comply with The Dodd-Frank Wall Street Reform and Consumer Protection or any other applicable law, the rules and regulations of the Securities and Exchange Commission or the requirements of any securities exchange on which the Company’s securities are listed, as such laws, regulations or requirements are in effect from time to time.

25. Prior Agreements

This Agreement supersedes all prior agreements and understandings between the Executive and the Company regarding the terms and conditions of the Executive’s employment with the Company and its subsidiaries, other than any agreement relating to the grant of any equity including, but not limited to, restricted stock units, stock options, incentive compensation or similar agreements, provided, however, that the 2009 Agreement shall remain in effect through April 30, 2012 after which time this Agreement shall supersede and replace the 2009 Agreement. No agreements or representations, or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

R.G. BARRY CORPORATION

By:	/s/ José G. Ibarra
Name: José G. Ibarra
Title: Sr. VP – Finance, CFO

/s/ Greg A. Tunney
GREG A. TUNNEY